AMENDMENT INVESTMENT ADVISORY AGREEMENT
     This Amendment, dated as of January 1, 2007 is entered into by and among Mercantile Capital Advisors, Inc., a Maryland corporation (the “Manager”), Mercantile Alternative Strategies Master Fund LLC, a Delaware limited liability company (the “Master Fund”), and Robeco Investment Management, Inc., a Delaware limited liability company (the “Adviser”).
     WHEREAS, the Manager, Master Fund and Robeco-Sage Capital Management, L.L.C. entered into an Investment Advisory Agreement dated as of June 30, 2006 (the “Investment Advisory Agreement”) under which Robeco-Sage Capital Management, L.L.C. provided investment advisory services to the Master Fund;
     WHEREAS, effective this day, January 1, 2007, Robeco-Sage Capital Management, L.L.C. merged into and with its parent company, Robeco USA, Inc., and Robeco USA, Inc. changed its name to Robeco Investment Management, Inc. (the “restructuring”);
     WHEREAS, Robeco-Sage Capital Management, L.L.C. And Robeco USA, Inc. have represented to the Manager and the Master Fund that the restructuring will not result in a change in the management, personnel and ongoing business of Robeco-Sage Capital Management, L.L.C. or otherwise cause an actual change in control of its investment advisory business;
     WHEREAS, the parties mutually desire to amend the Investment Advisory Agreement to reflect that Robeco Investment Management, Inc. shall be the named Adviser to the Master Fund effective this January 1, 2007 under the Investment Advisory Agreement;
     NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements contained herein, the parties hereto agree that Robeco Investment Management, Inc. shall be the Adviser to the Master Fund effective the date of this Amendment.
     Except to the extent amended hereby, the Investment Advisory Agreement shall remain unchanged and in full force and effect and is hereby ratified and confirmed in all respects as amended hereby, and this Amendment shall in no way affect or change the duration or original effective date of the Investment Advisory Agreement.
     IN WITNESS WHEREOF, the undersigned have executed this Amendment as of the date and year first above written.
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[signature page follows]

ROBECO INVESTMENT MANAGEMENT, INC.
/s/ William G. Butterly
By: William G. Butterly, III
Title:

MERCANTILE CAPITAL ADVISORS, INC.
/s/ Kevin A. McCreadie
By: Kevin A. McCreadie
Title:	President

MERCANTILE ALTERNATIVE STRATEGIES MASTER FUND LLC
/s/ David L. Meyer
By: David L. Meyer
Title:	Vice President